Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Acme Packet, Inc. Amendment No. 1 to Registration Statement No. 333-159613 on Form S-3, and Registration Statement Nos. 333-138541, 333-151507 and 333-157944 on Form S-8 of our report dated April 28, 2009, related to the consolidated financial statements of Covergence Inc. as of and for the years ended December 31, 2008 and 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Covergence Inc.’s ability to continue as a going concern) appearing in the Current Report on Form 8-K/A of Acme Packet, Inc.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

July 8, 2009